EXHIBIT 35.1

VW Credit, Inc. Servicer Compliance Statement Under Section 3.9 of the Sale and Servicing Agreement and Item 1123 of Regulation AB

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VOLKSWAGEN AUTO LOAN ENHANCED TRUST 2021-1

The undersigned, a duly authorized officer of VW Credit, Inc. (“VCI”), as Servicer under the Sale and Servicing Agreement dated as of December 13, 2021 (as amended and supplemented, or otherwise modified and in effect from time to time, the “Sale and Servicing Agreement”), by and among Volkswagen Auto Loan Enhanced Trust 2021-1, as Issuer, Volkswagen Auto Lease/Loan Underwritten Funding, LLC, as Seller, VW Credit, Inc., as Servicer, and U.S. Bank Trust Company, National Association (as successor by assignment to U.S. Bank National Association), as Indenture Trustee, does hereby certify that:

1.	A review of the activities of the Servicer during the period from January 1, 2022 through December 31, 2022, and of its performance under the Sale and Servicing Agreement, was conducted under my supervision.

2.	To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Sale and Servicing Agreement in all material respects throughout such period.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate on behalf of the Servicer this 30th day of March, 2023.

/s/ Garett Miles
Garett Miles
Head of Securitization and Assistant Treasurer